NEWS RELEASE	For Immediate Release

Joe Fazzino Virtus Investment Partners joe.fazzino@virtus.com (860) 263-4725

Virtus Investment Partners Announces

Initiation of Quarterly Cash Dividend

Hartford, CT, May 15, 2014 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today announced that its Board of Directors has approved the initiation of a quarterly cash dividend to shareholders.

The quarterly dividend will be $0.45 per share and will be paid on August 14, 2014 for shareholders of record at the close of business on July 31, 2014. The quarterly dividend, which will be paid from the company’s earnings, is the first for Virtus since it became an independent public company in 2009. Future declarations of quarterly dividends will be subject to the approval of the Board of Directors.

“The initiation of a quarterly dividend is the next step in our long-term capital strategy,” said George R. Aylward, president and chief executive officer. “Our high levels of growth, consistently strong cash flows from operations, and successful capital raise have provided us with sufficient cash to invest in the business, pay down outstanding debt, and return capital to shareholders.”

“We are adding quarterly dividends to our share repurchase program as part of our commitment to bringing value to our shareholders. With the quality and strength of our balance sheet, as well as our strong record of generating operating earnings since going public, we are confident in our long-term growth prospects and are well-positioned for the future,” Aylward said.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

About Virtus Investment Partners

Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. Virtus offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs, and provides products and services through affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process and individual brand. Its affiliated managers include Cliffwater Investments, Duff & Phelps Investment Management, Euclid Advisors, Kayne Anderson Rudnick Investment Management, Kleinwort Benson Investors International, Newfleet Asset Management, Newfound Investments, Rampart Investment Management and Zweig Advisers. Additional information can be found at virtus.com.

Forward-Looking Information

This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” or similar statements or variations of such terms. Our forward-looking statements are based on a series of expectations, assumptions and projections about our company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, cash inflows and outflows, operating cash flows, our ability to expand distribution and product offerings, and future credit facilities, for all forward periods. All of our forward-looking statements are as of the date of this release only. The company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com